Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2021, relating to the consolidated financial statements, which appear in Abeona Therapeutics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Whitley Penn LLP

Plano, Texas

June 7, 2021